As filed with the Securities and Exchange Commission on October 7, 2010

Registration No. 333-169699

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ShangPharma Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park, Pudong New Area

Shanghai, 201203

The People’s Republic of China

(86-21) 5132-0088

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	David T. Zhang, Esq. Allen C. Wang, Esq. Latham & Watkins 41/F, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Ordinary Shares, par value $0.001 per share(1)	120,060,000	$0.92	$110,055,000	$7,847

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-169680). Each American depositary share represents 18 ordinary shares.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 10.6, 10.7, 10.8 and 10.9 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were outstanding as of September 30, 2010.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
TPG Star Charisma Ltd.	September 7, 2007	46,676,543 Series A convertible preferred shares*	$23.3 million

TPG Biotech II Charisma Ltd.	September 7, 2007	23,317,471 Series A convertible preferred shares*	$11.7 million

Directors, Officers, Employees and Consultants	May 19, 2008 October 27, 2008 May 13, 2009 October 14, 2009 May 24, 2010 July 30, 2010

Options to purchase 11,296,000 ordinary shares

Options to purchase 6,177,050 ordinary shares

Options to purchase 3,679,700 ordinary shares

Options to purchase 3,815,700 ordinary shares Options to purchase 3,695,650 ordinary shares Options to purchase 7,382,100 ordinary shares

Past and future services to our company

*	The share numbers have been adjusted to reflect a bonus share issuance on May 19, 2008 in the form of a share split such that an additional approximately 20,800 preferred shares were issued for each preferred share outstanding.

We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, Section 4(2) of the Securities Act or Rule 701 under the Securities Act regarding transactions not involving a public offering. The grants of share options on various dates were to some of our directors, officers, employees and consultants pursuant to the Plan adopted in 2008. See “Management—2008 Equity and Performance Incentive Plan” for a description of the principal terms of the Plan. The aggregate amount of ordinary shares underlying the restricted shares units and options granted during any consecutive 12-month period has not exceeded 15% of our outstanding ordinary shares (including ordinary shares into which the preferred shares will automatically convert immediately upon the completion of this offering) as of December 31, 2009. No underwriters were involved in any of these issuances.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on October 7, 2010.

ShangPharma Corporation

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on October 7, 2010.

Signature	Title

/s/ Michael Xin Hui Name: Michael Xin Hui	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Kevin Penghui Chen Name: Kevin Penghui Chen	Director, Chief Operating Officer and Chief Financial Officer (principal financial and accounting officer)

* Name: Wenjuan Xiao	Director

* Name: Kate Ledyard, on behalf of Law Debenture Corporate Services Inc. Title: Manager	Authorized U.S. Representative

* By:	/s/ Kevin Penghui Chen
Name:	Kevin Penghui Chen
Attorney-in-fact

SHANGPHARMA CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Shareholders special resolutions passed on May 19, 2008 amending the Amended and Restated Memorandum and Articles of Association of the Registrant
3.3*	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the completion of this offering)
4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Ordinary Shares
4.3*	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts
4.4*	Investors’ Rights Agreement between the Registrant and other parties therein dated as of September 7, 2007, as amended
4.5*	Waiver and Amendment Agreement No. 1 to Investors’ Rights Agreement dated as of May 19, 2008, as amended
5.1*	Form of opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1*	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters
8.2*	Form of opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
10.1*	2008 Equity and Performance Incentive Plan, as amended and restated on February 24, 2010
10.2*	Founder’s 2008 Equity and Performance Incentive Plan
10.3*	Form of Indemnification Agreement between the Registrant and its directors and officers
10.4*	Form of Employment Contract between the Registrant and the officers of the Registrant
10.5*	Form of Non-Competition Agreement between the Registrant and the officers of the Registrant
10.6†	Master Laboratory Services Agreement, dated in March 2008, between Shanghai ChemPartner Co., Ltd. and Eli Lilly and Company
10.7†	Master Laboratory Services Agreement, dated in February 2009, between Shanghai ChemExplorer Co., Ltd. and Eli Lilly and Company
10.8	Amendment to Master Laboratory Services Agreement(s) with Eli Lilly and Company dated on September 18, 2009
10.9†	Global Research and Development Outsourced Services Agreement, dated as of December 23, 2009, among Shanghai ChemPartner Co., Ltd., China Gateway Life Science (Holding) Ltd. (HK) and GlaxoSmithKline Research & Development Limited
10.10*	English translation of Service Outsourcing Agreement, dated as of June 1, 2007, between Shanghai ChemPartner Co., Ltd. and LabPartner (Shanghai) Co., Ltd.
10.11*	English translation of Purchase and Sales Agreement, dated as of July 1, 2008, between Shanghai ChemPartner Co., Ltd. and LabPartner (Shanghai) Co., Ltd.
10.12*	English translation of Warehousing and Logistics Service Agreement, dated as of July 1, 2008, between Shanghai ChemPartner Co., Ltd. and LabPartner (Shanghai) Co., Ltd.
10.13*	English translation of Service Outsourcing Agreement, dated as of June 1, 2007, between Shanghai ChemExplorer Co., Ltd. and LabPartner (Shanghai) Co., Ltd.
10.14*	English translation of Purchase and Sales Agreement, dated as of July 1, 2008, between Shanghai ChemExplorer Co., Ltd. and LabPartner (Shanghai) Co., Ltd.
10.15*	English translation of Warehousing and Logistics Service Agreement, dated as of July 1, 2008, between Shanghai ChemExplorer Co., Ltd. and LabPartner (Shanghai) Co., Ltd.

Exhibit Number	Description of Document
10.16*	English translation of Service Outsourcing Agreement, dated as of April 1, 2007, between China Gateway Pharma Products (Shanghai) Limited and LabPartner (Shanghai) Co., Ltd.
10.17*	English translation of Purchase and Sales Agreement, dated as of April 1, 2007, between China Gateway Pharma Products (Shanghai) Limited and LabPartner (Shanghai) Co., Ltd.
10.18*	English translation of Warehousing and Logistics Service Agreement, effective as of April 26, 2007, between China Gateway Pharma Products (Shanghai) Limited and LabPartner (Shanghai) Co., Ltd.
10.19*	English translation of Form of Lease between the Registrant and Shanghai PharmValley Corp.
10.20*	English translation of Form of Catering Service Agreement between the Registrant and Shanghai Kehui Catering Management Co., Ltd.
21.1*	Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm
23.2*	Form of consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Form of consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23.4*	Consent of Frost & Sullivan
23.5*	Consent of Jones Lang LaSalle Sallmanns Limited
23.6*	Consent of Fangda Partners
23.7*	Consent of Julian Ralph Worley, an independent director appointee
23.8*	Consent of Yuk Lam Lo, an independent director appointee
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant

*	Filed previously.
**	To be filed by amendment.
†	Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have bee filed separately with the Commission.